UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 22, 2010

Altair Nanotechnologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Canada	1-12497	33-1084375
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

204 Edison Way
Reno, NV	89502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(775) 858-3750

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 22, 2010, Altair Nanotechnologies Inc. (the "Company") received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company had not regained compliance with the $1.00 per share minimum bid requirement set forth in Nasdaq Marketplace Rule 5550(a)(2) prior to the June 21, 2010 deadline set out in a previous letter from Nasdaq.  Nasdaq stated, however, that on June 21, 2010, the Company satisfied all initial inclusion criteria for the Nasdaq Capital Market other than the minimum bid price requirement and that, as a result, the Company will be provided an additional 180 day period, or until December 20, 2010, to regain compliance.

According to the letter, if at any time before December 20, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days (subject to increase to 20 consecutive business days in Nasdaq’s discretion), Nasdaq will provide written notification that the Company complies with the minimum bid price rule.  If compliance with the minimum bid price rule is not demonstrated by December 20, 2010, Nasdaq will provide written notification that the Company’s securities will be delisted, subject to the Company’s right to appeal.

The Company will monitor the bid price of its common stock and will consider available options if the common stock does not trade at a level likely to result in compliance with Nasdaq’s minimum bid price requirement by December 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Altair Nanotechnologies Inc.

Dated: June 28, 2010	By:	/s/ John Fallini
John Fallini, Chief Financial Officer